EXHIBIT 99.1


PRESS RELEASE

FOR MORE INFORMATION, CALL:

CARY T. FU
EXECUTIVE VICE PRESIDENT
BENCHMARK ELECTRONICS, INC.
(409) 849-6550

                                                                 AUGUST 13, 1999

                                                           FOR IMMEDIATE RELEASE


                          BENCHMARK ELECTRONICS SOLD
               $75 MILLION IN 6% CONVERTIBLE SUBORDINATED NOTES

ANGLETON, Texas, August 13 - Benchmark Electronics, Inc. (NYSE:BHE) today announced that it sold $75 million principal amount of 6% Convertible Subordinated Notes due 2006.

The notes are convertible 90 days after issuance, at the option of holders, into shares of Benchmark's common stock at an initial conversion price of $40.20 per share.

Proceeds from the offering will be used for general corporate purposes, including the funding of a portion of the purchase price of Benchmark's previously announced acquisition of AVEX Electronics, Inc., and working capital.

The notes were sold to Qualified Institutional Investors in a private placement under Rule 144A of the Securities Act of 1933, as amended, Institutional Accredited Investors under Rule 501(a)(1), (2), (3) or (7) under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act. The notes were not registered under the Securities Act and may not be offered or sold in the United States absent registration under the Securities Act or available exemptions from registration requirements under the Securities Act.

Benchmark Electronics, Inc. provides electronic manufacturing and engineering services to original equipment manufacturers in select industries, including enterprise computer, telecommunications, medical device, industrial control and testing and instrumentation. Benchmark is a full-service supplier of electronics manufacturing and engineering services. The Company operates facilities in Angleton, Texas; Beaverton, Oregon; Hudson, New Hampshire; Winona, Minnesota; and Dublin, Ireland.

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